UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2005

Venture Financial Group, Inc.

(Exact Name of Registrant as specified in its charter)

Washington	0-24024	91 - 1277503
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

721 College Street SE
PO Box 3800
Lacey, Washington 98503
Address of Principal Executive Office and Zip Code

Registrant's telephone number including area code 360-459-1100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR
230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

        On December 21, 2005, the Board of Directors of Venture Financial Group, Inc. adopted the 2005 Venture Financial Group, Inc. Supplemental Executive Retirement Plan (the "SERP"), which provides for supplemental retirement benefits for key employees of Venture and its subsidiaries and affiliates. Subject to execution of a Participation Agreement, executive officers Ken F. Parsons, Sr. (Chief Executive Officer), James F. Arneson (President), Patricia Graves (Executive Vice President/Retail Banking) and Bruce Marley (Executive Vice President/Chief Lending Officer), have been designated as participants in the SERP. The Board of Directors can designate additional participants.

        Participants are eligible to receive an amount designated in the Participation Agreement payable twice per month for 20 years following retirement (if the participant is designated to receive Benefit Level A) or for 15 years following retirement (if the participant is designated to receive Benefit Level B). To receive early retirement benefits under the SERP, a participant must have ten years of credited service and attain age 55. To receive normal retirement benefits a participant must attain age 65.

        A participant is not entitled to receive any SERP benefits if he or she is terminated for cause. Participants are entitled to reduced benefits if they voluntarily terminate employment, their employment is terminated without cause or in connection with a change in control, or if they die or become disabled prior to early or normal retirement.

        The SERP is unfunded and is intended to comply with all applicable provisions of the Internal Revenue Code including Section 409A. The text of the SERP together with the form of Participation Agreement is filed as Exhibit 99.1. This summary description of the SERP is qualified in its entirety by reference to such documents.

Item 9.01	Financial Statements and Exhibits.

	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Exhibits.
		99.1	2005 Venture Financial Group, Inc. Supplemental Executive Retirement Plan and Form of Supplement Executive Retirement Plan Participation Agreement

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTURE FINANCIAL GROUP, INC.
(Registrant)

Date:	December 27, 2005	By:	/s/ Ken F. Parsons, Sr.
Ken F. Parsons, Sr.
President and Chief Executive Officer